U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 7, 2010

APOLLO CAPITAL GROUP, INC.
(Exact Name of registrant as specified in its Charter)

Florida	001-34296	22-3962092
State of Incorporation	Commission File No.	I.R.S. Employer
Identification No.

20900 N.E. 30th Ave., 8th Floor, Aventura, FL	33180
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number(786)     871       -    4858__

n/a
(Registrant’s former name and address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

As used throughout this report, unless the context otherwise requires the terms “Apollo,” “we,” “us,” “the Company” and “our Company” refer to Apollo Capital Group, Inc. and its subsidiaries.

Item 1.01             Entry Into a Material Definitive Agreement.
Item 2.01             Completion of Acquisition or Disposition of Assets.
Item 3.02             Unregistered Sale of Securities.

On July 7, 2010, Apollo entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with the shareholders of Celestial Investments, Ltd. (“Celestial”), a United Kingdom private limited company, including Ciaran Kelly, a director of Apollo, and consummated the transaction contemplated thereby.  Pursuant to the Share Exchange Agreement, Apollo acquired all of the outstanding shares of Celestial’s capital stock from its three shareholders, in exchange for the issuance of an aggregate of 6,000,000 shares of Apollo common stock, (the “Apollo Shares”) including 1,800,000 Apollo Shares to Mr. Kelly (the “Share Exchange”).  The Apollo Shares were issued pursuant to the exemption from registration attached by Regulation S under the Securities Act.  Upon completion of the Share Exchange, Celestial became a wholly-owned subsidiary of Apollo.

Celestial Investments has been appointed by Celestial Green, Ltd. (“Celestial Green”) as the exclusive sales agent in the United Kingdom and Northern Ireland for the sale of carbon credits generated by a project to reduce greenhouse gas emissions from deforestation and forest degradation, which Celestial Green intends to conduct on approximately 15.2 million hectares of land it owns or leases in the Brazilian state of Rondonia.  Humberto Medeiras de Moraes, our Vice President and João Borges Andrade, one of our directors, are members of Celestial Green’s management team.

We intend to focus our efforts on Celestial Investment’s business activities and to continue to explore the acquisition of other complementary ventures in fields relating to mining and reforestation.

Item 9.01             Financial Statements and Exhibits.

Exhibits

10.1	Share Exchange Agreement dated as of July 7, 2010, by and among Apollo Capital Group, Inc., Celestial Investments, Ltd. And the Shareholders of Celestial Investments, Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO CAPITAL GROUP, INC.
Dated: August 2, 2010

	By:	/s/ Sigfried M. Klein
Sigfried M. Klein, President